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March 29, 2012	direct dial 202 508 5883 direct fax 202 204 5615 skracov@kilpatricktownsend.com

Franklin Financial Corporation

4501 Cox Road

Glen Allen, Virginia 23060

              Re:        Franklin Financial Corporation 2012 Equity Incentive Plan

Board Members:

We have been requested by Franklin Financial Corporation, a Virginia corporation (the “Company”), to issue our opinion in connection with the registration of shares of the Company’s common stock, par value $0.01 per share, under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement on Form S-8 (the “Registration Statement”) covers 2,002,398 shares of common stock which may be issued upon (i) the exercise of options to purchase shares of such common stock to be granted under the Franklin Financial Corporation 2012 Equity Incentive Plan (the “Equity Plan”), or (ii) the granting of stock awards to be granted under the Equity Plan.

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact in each case given or made available to us by the Company or its subsidiaries.

Based on the foregoing, and limited in all respects to Virginia law, it is our opinion that the shares reserved for issuance and distribution under the above-referenced Equity Plan are duly authorized, and, with respect to the shares issuable upon the exercise of stock options to be granted under the Equity Plan, upon payment for such shares, and, with respect to the issuance of shares upon the granting of stock awards to be granted under the Equity Plan, upon issuance of such shares in the manner described in the Equity Plan, all such shares will be validly issued, fully paid and nonassessable.

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein or omitted therefrom.

Franklin Financial Corporation

March 29, 2012

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading “Interests of Named Experts and Counsel” therein.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Eric S. Kracov
Eric S. Kracov, a Partner